   As filed with the Securities and Exchange Commission on October 10, 2000.

                                                  Registration No. 333- 46042
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                          ___________________________

                       Post Effective Amendment No. 2 to

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                          ___________________________

                                 INSYNQ, INC.
            (Exact Name of Registrant as Specified in its Charter)

                         DELAWARE                              74-2964608
       (State or Other Jurisdiction of Incorporation        (I.R.S. Employer
                     or Organization)                    Identification Number)


                              1101 BROADWAY PLAZA
                           TACOMA, WASHINGTON 98402
              (Address of Principal Executive Offices) (Zip Code)

                          ___________________________

                         2000 LONG TERM INCENTIVE PLAN
                           (Full Title of the Plans)

                          ___________________________

                                 John P. Gorst
                                 InsynQ, Inc.
                              1101 Broadway Plaza
                           Tacoma, Washington  98402
                    (Name and Address of Agent for Service)

                                (253) 284-2000
         (Telephone Number, Including Area Code, of Agent for Service)

================================================================================

                               EXPLANATORY NOTE

     We are filing this Post-Effective Amendment No. 2 in order to file a resale prospectus as required by an Employment Agreement dated February 20, 2000, by and between the Company and DJ Johnson, the Company's former Chief Financial Officer (the "Employment Agreement").

                                    PART I
             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

     The information specified by Item 1 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Act and the introductory note to Part I of Form S-8.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     The information specified by Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Act and the introductory note to Part I of Form S-8.

REOFFER AND RESALE PROSPECTUS

                        190,000 Shares of Common Stock


                                 INSYNQ, INC.

                              1101 Broadway Plaza
                           Tacoma, Washington 98402
                       Telephone Number: (253) 284-2000

     The Selling Stockholder identified in this prospectus may offer and resell up to 190,000 shares of our common stock under this prospectus. These shares have been acquired by the Selling Stockholder pursuant to the terms of an employment agreement with DJ Johnson.

     We will not receive any proceeds from the sales of shares by the Selling Stockholder. The Selling Stockholder may sell his shares of common stock through public or private transactions, in the over-the-counter market with buyers, or otherwise. He may sell his shares at prevailing market prices or at prices privately negotiated with buyers. The Selling Stockholder will be responsible for any commissions or discounts due brokers or dealers. The amount of those commissions will be negotiated before the sales. We have agreed to pay all other offering expenses.

     Our common stock is quoted on the over-the-counter bulletin board under the symbol "ISNQ." The average bid and asked price of our common stock on October 6, 2000 was $1.32 per share.

     An investment in our common stock involves a high degree of risk. You should carefully consider the matters set forth under "Risk Factors" starting on page 1 of this prospectus.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is October 10, 2000

                               TABLE OF CONTENTS

                                                              Page
                                                              ----
RISK FACTORS................................................     2
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS..    13
THE COMPANY.................................................    17
USE OF PROCEEDS.............................................    17
SELLING STOCKHOLDER.........................................    17
PLAN OF DISTRIBUTION........................................    17
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION........    18
FOR SECURITIES ACT LIABILITIES..............................    19
EXPERTS.....................................................    19
LEGAL MATTERS...............................................    19
WHERE YOU CAN FIND MORE INFORMATION.........................    19
INCORPORATION OF DOCUMENTS BY REFERENCE.....................    19

                                  RISK FACTORS

          Before you invest in our common stock, you should be aware of various risks, including those described below. Investing in our common stock involves a high degree of risk. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our common stock. Our business, financial condition, and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

Risks Particular to Insynq, Inc.

We have historically operated at a loss, have experienced negative operating cash flows, and anticipate that losses will continue.

          We have experienced net losses and negative cash flows since we began implementing our current business plan. We expect that the ongoing implementation of our current business plan will increase our net losses and our negative cash flows for the foreseeable future as we continue to incur significant operating expenses and make capital investments in our business. We may never generate sufficient revenues to achieve profitability, and if we are unable to make a profit, we may not be able to continue to operate our business. Even if we do become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our limited operating history makes evaluating our business difficult.

          Insynq-WA commenced operations in September 1998. Accordingly, we have only a very limited operating history upon which you can evaluate our business and prospects. We face the risks, expenses and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets, including on-line companies which host hardware and software applications for other companies. Our past financial results may not be representative of our future financial results.

Our quarterly results of operations fluctuate, which could result in a lower price for our common stock.

          Our quarterly results may be affected by factors that may be beyond our control, including, but not limited to, the following:

          .    Introduction of new products or pricing programs by our
               competitors;
          .    Changes in pricing for, and changes in the gross margins of, certain products, services, or lines of business as our business model continues to develop;
          .    Difficulty managing growth;
          .    Technical difficulties or systems downtime affecting our services and products;
          .    Variations in spending patterns by companies;
          .    Other business interruptions;
          .    Increases in necessary operating expenses;
          .    Year 2000 problems with our technology or with the technology of third parties with whom we do business;
          .    The amount and timing of costs associated with the development and maintenance of new hardware and software products;
          .    Economic conditions specific to the Internet or to the hardware and software hosting business, as well as general economic conditions;
          .    Customer acceptance of our products and business model;
          .    Costs and risks associated with potential acquisitions;
          .    Inability to acquire or lack of availability of necessary
               hardware or software components, or difficulties in manufacturing; and
          .    Inability to frame additional bandwidth to adequately service customer growth.

          In addition, a substantial portion of our expenses, including most product development and selling and marketing expenses, must be incurred in advance of revenue generation. If our actual revenue does not meet our expectations, then our operating profit, if any, may fall short of our expectations. Further, we may change our pricing strategy for our products due to the rapidly evolving market for hosting hardware and software applications, and this may affect our quarterly results. Any one or more of these factors could affect our business, financial condition, and results of operations, and this makes the prediction of results of operations on a quarterly basis unreliable. As a result, period-to-period comparisons of our historical results of operations may not be meaningful and should not be relied on as an indication of our future performance. Also, due to these and other factors, it is possible that our quarterly results of operations may fall below the expectations of public market analysts and investors. This could adversely affect the trading price of our common stock.

We will require additional capital and/or vendor credit in the future, which may not be available to us.

          In order to execute our short-term and long-term strategic plans, we need to continue to raise funds through public or private debt or equity financing and obtain and improve credit from key vendors. If we raise additional funds by issuing equity securities, our stockholders may suffer material dilution in their holdings of our common stock. Also, as a result of cash flow shortages that have caused or may cause us to be delinquent on operating payments, adequate funds and credit may not be available to us when we need them, or may not be available to us on favorable terms. In this case, we may be not be able to obtain or maintain key vendor products and services, develop or enhance our products or services, take advantage of business opportunities, or respond to competitive pressures, any of which could harm our business. If we are unable to raise additional capital or maintain vendor credit, we will not be able to achieve the goals set forth in our strategic plan and may be unable to continue to operate our business.

          Our future capital requirements and vendor relationships will depend upon many factors, including the following:

          .    Costs to develop and maintain our on-line hosting of hardware and software;
          .    The rate at which we expand our operations;
          .    Our ability to pay timely outstanding amounts to key vendors and improve our credit rating;
          .    The extent to which we develop and upgrade our technology;
          .    The occurrence, timing, size and success of acquisitions; and
          .    The response of competitors to our service offerings.

Future demand for ASP services is highly uncertain.

          The market for ASP services has only recently begun to develop and is evolving rapidly. Future demand for these services is highly uncertain. We believe that many of our potential customers are not fully aware of the benefits of ASP services. We must educate potential customers regarding these benefits and convince them of our ability to provide complete and reliable services. The market for ASP services may never become viable or grow further. If the market for our ASP services does not grow or grows more slowly than we currently anticipate, our business, financial condition and operating results will be materially adversely affected.

Our internal accounting and financial controls have weaknesses due primarily to the lack of qualified accounting and financial staff prior to June 2000, and we are unable to determine to what extent these weaknesses have had on our management systems and financial reporting.

          From our inception through June 5, 2000, M. Carroll Benton was our controller and principal accounting officer. During this time period Ms. Benton was also the owner and principal accounting officer of Interactive during which time an undetermined number of related party transactions occurred between Insynq and Interactive.

          When preparing for the audit of our consolidated financial statements for the year ended May 31, 2000, our then chief financial officer and our in-house financial team reported to us conditions they believed to be material weaknesses in our system of internal accounting and financial controls related to the financial statement process and reconciliation and analysis of general ledger account balances. In response to this, we hired additional subsidiary accounting personnel. We have begun to identify measures to improve our system of internal controls, implement more rigorous internal accounting policies, procedures and controls, and conduct accounting systems training. Further, we have selected a more robust and capable accounting system and are planning its implementation. However, these measures may not be successful in correcting the noted deficiencies and we may experience similar or other deficiencies in the future as we continue to expand our operations. If we are unable to establish and maintain effective internal accounting and financial controls, we will not be able to timely and accurately account for and monitor the operations of our business and we therefore may not be able to properly execute our strategic plan, which could have a material adverse affect on our business, results of operations and financial condition.

We rely on technology and channel alliances and ISVs to refer many of our clients to us.

          We rely on referrals from channel alliances for a portion of our business. Companies with whom we have strategic alliances, including Remedy and Macola, refer their customers to us because we can provide an array of services that complement the products and services they offer. However, these companies may stop or substantially reduce referring business to us or they may decide to cooperate with our competitors and thereby adversely impact or eliminate the amount of referrals made to us. If these third party referrals cease or materially decrease, our sales will materially decline and our business, results of operations, and financial condition will be materially adversely affected.

If we are unable to obtain key software applications and hardware components from certain vendors, we will be unable to deliver our services.

          We rely on third-party suppliers, including Microsoft, Citrix, and Cisco to provide us with key software applications and hardware components for our infrastructure. Certain components or applications are only available from limited sources. Our inability to obtain these products or other services, including connectivity services, in a timely manner at an acceptable cost or at all, may substantially inhibit our ability to deliver our services, and consequently, our business, results from operations and financial condition will be materially adversely affected.

Some of our ASP service contracts guarantee certain service levels.

          Some of our ASP contracts contain service guarantees that obligate us to provide our hosted applications at a guaranteed level of performance. To the extent we fail to meet those service levels we may be obligated to provide our customers certain services free of charge. If we continue to fail to meet these service levels, our ASP customers have the right to cancel their contracts with us. These credits or cancellations will cost us money, damage our reputation with our customers and prospective customers, and could materially adversely affect our business, results of operations and financial condition.

Rapid growth in our business due to an increase in the number of customers purchasing our products and services could strain our operational and financial resources and cause us to lose customers and increase our operating expenses.

          Any increase in the volume of users of our computer systems could strain the capacity of our software or hardware, which could lead to slower response times or system failures. Any future growth may require us, among other things, to:

          .    Expand and upgrade our hardware and software systems;
          .    Expand and improve our operational and financial procedures, systems and controls;
          .    Improve our financial and management information systems;
          .    Expand, train and manage a larger workforce; and
          .    Improve the coordination among our product development, sales and marketing, financial, accounting and management personnel.

          We cannot assure you that our current level of personnel, systems, and controls will be adequate to support future growth. Our inability to manage growth effectively or to maintain the quality of our products and services could cause us to lose customers and could materially increase our operating expenses.

If we do not increase awareness of our products and services, our ability to reach new customers will be limited.

          Our future success will depend, in part, on our ability to increase awareness of our products and services. To do so, we must succeed in our marketing efforts, provide high-quality products and services, and increase traffic to our Website. If our marketing efforts are unsuccessful, or if we cannot increase our brand awareness, we may not be able to attract new customers and increase our revenues.

We depend heavily on our management team that has little experience working together or managing a public company. We have also experienced turnover in our management team, and this turnover could be disruptive to our abilities to work together.

          Our success depends, to a significant extent, upon the efforts and abilities of John P. Gorst, chairman of the board and chief executive officer, as well as on the efforts of other officers and senior management. Loss of the services of any or all of the members of our executive management team, or continued turnover in these positions, could have a material adverse affect our business, results of operations, and financial condition and could cause us to fail to successfully implement our business plan. Also, our executive management team has worked together for less than one year, in part due to turnover in the president and chief financial officer positions. The short period of time that they have worked together, or their inability to work successfully together, and/or continued turnover may adversely affect our ability to manage growth. Moreover, our executive management team has a limited amount of experience managing a public company. Our executive management team may not be able to manage future growth, if any, or the demands of successfully operating a public company.

There is intense competition for qualified technical professionals and sales and marketing personnel, and our failure to attract and retain these people could affect our ability to respond to rapid technological change and to increase our revenues.

          Our future success also depends upon our ability to attract and retain qualified technical professionals and sales and marketing personnel.
Competition for talented personnel, particularly technical professionals, is intense. This competition could increase the costs of hiring and retaining personnel. We may not be able to attract, retain, and adequately motivate our personnel or to integrate new personnel into our operations successfully.

We may not be able to protect our patents, copyrights, trademarks and proprietary and/or non-proprietary technology, and we may infringe upon the patents, copyrights, trademarks and proprietary rights of others.

          Our services are highly dependent upon proprietary technology, including, for example, our IQ Delivery System, which allows us to upgrade and manage the customer's computing environment, both at the data center and customer level. In addition, we rely on contracts, confidentiality agreements, and copyright, patent, trademark, and trade-secrecy laws to protect our proprietary rights in our technology. We have also obtained, or are pursuing, several trademark, copyright, and patent registrations for our various product names. The protective steps we have taken may not be adequate to deter misappropriation of our proprietary information. In addition, some end-user license provisions protecting against unauthorized use, copying, transfer and disclosure of a licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States. Failure to adequately protect our intellectual property could harm our brand name, devalue our proprietary content, and affect our ability to compete effectively. Furthermore, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business, results of operations and financial condition. Also, it is possible that our competitors or others will adopt product or service brands similar to ours, possibly leading to customer confusion.

          We utilize open source services and code for some products. While we can modify open source and charge for it, we must release certain changes back to the open source community, which may include competitors. This could negatively affect our ability to compete effectively, and have a material adverse affect on our financial condition and results of operations.

          Some of our technology, including our proprietary code, performs functions similar to technology available from third parties. Therefore, we could be subject to claims that our technology infringes the proprietary rights of third parties. Claims against us, even if without merit, could subject us to costly litigation and could divert the time and attention of our technical and management teams. A claim of infringement may require us, and our customers, to obtain one or more licenses from third parties. We cannot assure you that we or our customers will be able to obtain necessary licenses from third parties at a reasonable cost or at all. Any failure to obtain a required license could have a material adverse effect on our business, results of operations and financial condition.

Potential difficulties caused by Year 2000 problems, or future Year 2000 related problems, may decrease use of Internet services, may cause harm to our reputation and may adversely affect our revenues and operating expenses.

          The Year 2000 issue is caused by computer programs or systems that store or process date-related information using only two (2) digits, instead of four (4) digits, to designate the year. The Year 2000 issue causes a problem when a computer program or system fails to properly differentiate between a year in the 1900s and a year in the 2000s. Such failure to make a proper distinction could cause the programs or systems to yield improper results or even fail.

          Our business could be adversely affected if the systems on which we depend to conduct our operations, or the systems of third parties on whom we depend, are not, or do not remain, Year 2000 compliant. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems, and other equipment developed and used internally. If any of our significant hardware or software systems is not, or does not remain, Year 2000 compliant, our Web site could become unavailable, and we would not be able to deliver products or services to our customers over the Internet. In addition, improper results or failures caused by Year 2000 problems could expose us to material liabilities. Any failure by us to address our Year 2000 compliance issues successfully, or of our suppliers or other third parties with whom we conduct business to address their Year 2000 issues successfully, could cause harm to our reputation, result in the loss of customers, and adversely affect our revenues and operating expenses.

Disruptions to our data center, or to the offsite backup storage facilities of third parties with whom we do business, could materially affect our business.

          The continued and uninterrupted performance of our computer systems, and of the backup storage facilities of third parties with whom we do business, is critical to our success. Any system failure that causes interruptions in our ability to deliver our products and services to our customers, including failures that affect our customers' abilities to access our hosted hardware, software, and stored data, could reduce customer satisfaction and, if sustained or repeated, would reduce the attractiveness of our services or result in material liabilities or costs.

          Our hardware and software hosting business strategy, including data backup and storage, depends on the consistent performance of our data center and those of third parties. We offer offsite back-up storage of data for all customers. Our current data center, and those of third parties, is vulnerable to interruption from fire, earthquake, flood, power loss, connectivity failures, vandalism and other malicious acts, and other events beyond our control, including natural disasters. If the data center is damaged in any way, a customer whose data is stored there may lose some or all data, despite routine backup procedures. Our operations are dependent on our ability to protect our computer system, and customer systems, applications and data against damages, including, but not limited to those from computer viruses, fire, earthquake, flood, power loss, connectivity failures, vandalism and other malicious acts, and other events beyond our control, including natural disasters. Damage to our computer system, or to the systems, applications, or data of our customers, could delay or prevent delivery of our products and result in the loss of our customers or in material liabilities. In addition, a failure of our telecommunication providers to provide the data communications capacity in the time frame required by us for any reason could cause interruptions in the delivery of our products. Substantially all of our computer and communications hardware is located at a single facility, and the loss of this hardware or the data it contains would cause severe business interruptions. In the event that we experience significant disruptions that affect our data center, we could lose customers or fail to attract new customers, and our business, results of operations and financial condition would be materially adversely affected.

We could experience breaches of security when transmitting data to or from our customers, including the use of third-party vendor security technologies and methodologies.

          Our business depends upon our ability to securely transmit confidential information between our data center, third-party backup locations, and the servers of our customers, including the use of third-party vendor security technologies and methodologies. Despite our physical design and setup, and the implementation of a variety of security measures, there exists the risk that certain unauthorized access, computer viruses, accidental or intentional disturbances could occur. We may need to devote substantial capital and personnel resources to protect against the threat of unauthorized penetration of our delivery system or to remedy any problems that such penetration might cause. The occurrence of any of these events could cause us to lose customers, cause harm to our reputation, and expose us to material liability, all of which could have a material adverse effect on our financial condition and results of operations.

We depend on licensed software applications.

          We depend on contracts with third-party software manufacturers to allow their software applications to be hosted or run at our data center and provided to our customers. We have entered into non-exclusive agreements with third-party companies, including, but not limited to, Microsoft and Citrix that allow us to host some of their software applications at our data center or re-license their software applications to our customers. Under most of these agreements, the software manufacturer can terminate its relationship with us for any reason by giving us as little as 30 days notice. In these instances, the software manufacturer is not liable to us, or to our customers, for any damages resulting from termination. If our relationships with these software manufacturers are terminated, or if these or other software manufacturers do not allow our customers to obtain a license to operate the software application on our data centers, our business, operating results and financial condition could be materially adversely affected.

The hardware and software we use is complex and may contain defects.

          Our service offerings depend on complex hardware and software that may contain defects, particularly when initially introduced or when new versions are released. Although we test internal and third party software applications prior to deployment, we may not discover software defects that could affect our new or current services or enhancements until deployed. These defects could cause service interruptions or the loss of data, which could damage our reputation, increase our operating costs, impair our ability to generate or collect revenue, delay market acceptance or divert our management and technical resources. Any software modifications we perform as part of our integration services could cause problems in application delivery. Also, because we offer an open-source software solution to our customers, they are likely to hold us accountable for any problems associated with their software, even if the manufacturer caused the problem or defect. Typically, software manufacturers disclaim liability for any damages suffered as a result of software defects and provide only limited warranties. As a result, we may have no recourse against the providers of defective software applications.

We cannot predict the impact of recent actions and comments by the SEC.

          The Financial Accounting Standards Board ("FASB") has announced that it is reviewing the current accounting rules associated with stock options. The FASB is concerned that current practice, as outlined in

Accounting Principles Board No. 25, does not accurately reflect appropriate compensation expense under a variety of scenarios, including the assumption of option plans from acquired companies. The changes proposed could make it more difficult to attract and retain qualified personnel and could unfavorably impact operating results.

Gross margins on certain products or lines of business may decline over time.

          Gross margins may be adversely affected by increases in material or labor costs, heightened price competition, changes in channels of distribution, or in the mix of products sold. We have recently introduced several new products, and we plan to release additional new products in the future. If warranty costs associated with new products are greater than we have experienced historically, gross margins may be adversely affected. Geographic mix, as well as the mix of configurations within each product group may also impact our gross margins. We continue to expand third party and indirect distribution channels, which generally result in reduced gross margins. In addition, increasing third party and indirect distribution channels generally results in greater difficulty in forecasting the mix of our products, and to a certain degree, the timing of our orders.

          We also expect that our operating margins may decrease as we continue to hire additional personnel and increase other operating expenses to support our business. Because these expenses are relatively fixed in the short term, a shortfall in revenue could lead to operating results that fall below expectations.

We are involved in, and may become involved in, legal proceedings with former employees, consultants, and other third parties that, if determined against us, could require us or one or more of our executives, to issue or transfer a significant amount of our shares of common stock and perhaps pay damages. The issuance of a significant number of shares of our common stock, especially if at a large discount to the then-current market price, will dilute our stockholders, and the payment of damages could materially adversely affect our financial condition, results of operations, and therefore, our ability to achieve our business plan.

          We are party to a lawsuit in which the plaintiff, who is the widow of a former principal and shareholder of Insynq-WA, seeks the rescission of an agreement pursuant to which our chief executive officer purchased 2,500,000 shares from her, a decision from the court that the agreement is unenforceable, and damages in an unspecified amount.

          We are also in negotiations with our former president and chief operating officer regarding his demands for additional compensation under his employment agreement. Certain of our Series A and Series B warrant holders have also indicated that they might file suit against us if they do not receive registration rights satisfactory to them.

          In the past, we have negotiated with third parties and entered into contracts, in the normal course of our business, with advisors, consultants and others based on business plans and strategies that we may no longer be pursuing. We believe that such negotiations were terminated and that those contracts are no longer effective. However, it is possible that the other parties to those negotiations and contracts could claim that we did not fulfill our obligations. If a court found that we are obligated under any of those contracts, arrangements or otherwise, we could be liable for an undeterminable amount of compensation or stock or both.

          Our stockholders may suffer material dilution if a material number of options are awarded. If any such litigation occurs, it is likely to be expensive for us. If such suits are determined against us, and a court awards a material amount of cash damages, our business, results of operations and financial condition will be materially adversely affected. In addition, any such litigation could divert management's attention and resources.

We plan to grow, in part, through mergers with and acquisitions of other companies. However, we may not be able to identify, acquire, and successfully integrate future acquisitions into our own operations, which could materially adversely affect our growth and our operating results.

          Our business strategy contemplates that we will seek a number of significant acquisitions within the next few years. While we have initiated discussions with several acquisition targets, there is no assurance that we will complete any such acquisitions or, if we do complete acquisitions, whether we will successfully integrate these acquisitions into our business. In addition, there is no assurance that if we acquire any businesses, we will achieve anticipated revenue and earnings. Our failure to acquire suitable companies or to successfully integrate any acquired companies into our operations could have a material adverse effect upon our business, operating results, and financial condition.

Many of our installation, testing agreements, and consulting contracts have fixed prices, which expose us to cost overruns. If we are not able to control cost overruns, our operating results could be materially adversely affected.

          We undertake certain projects on a fixed-price basis rather than billing on a time-and-materials basis, or on a per employee or user basis. Projects with cost overruns would cause our expenses to increase, and would materially adversely affect our business, operating results, and financial condition.

Many companies use names similar in sound or spelling to "Insynq." Intellectual property infringement claims against us for the use of the name "Insynq," or one similar in sound or spelling, even if without merit, could be expensive to defend and divert management's attention from our business. If a claim to stop us from using our name is successful, we will have to either buy the right to use our name, which may be expensive, or change our name, which may also be expensive.

          We are aware that other companies have claimed use of names similar to "Insynq" for products or services similar to our own. We are in the process of investigating the rights, if any, others may have to the name. In addition, we are attempting to register "Insynq" as a trademark in the United States, Europe, and Canada. However, we may not be able to obtain proprietary rights to the use of this name. We will incur expenses if called to defend our use of the "Insynq" name. Any such litigation, even if without merit, may be time consuming and expensive to defend. It also could divert management's attention and resources and require us to enter into costly royalty or licensing agreements. In addition, if any company in our industry is able to establish a use of the "Insynq" name that is prior to our use, we could be liable for damages and could be forced to stop using the name unless we are able to buy the right to use the name. If we are unable to buy the right to use our name after we lose an infringement claim, we would have to change our name, which may require us to spend money to build new brand recognition and incur other costs. Third parties may assert other infringement claims against us. Any of these events could have a material adverse effect on our business, financial condition, and results of operations.

Others may seize the market opportunity we have identified because we may not efficiently execute our strategy.

          If we fail to execute our strategy in a timely or effective manner, our competitors may be able to seize the marketing opportunities we have identified. Our business strategy is complex and requires that we successfully and simultaneously complete many tasks. In order to be successful, we will need to:

          .    Negotiate effective strategic alliances and develop economically attractive service offerings;
          .    Attract and retain customers;
          .    Attract and retain highly skilled employees;
          .    Integrate acquired companies into our operations; and
          .    Evolve our business to gain advantages in an increasingly
               competitive environment.

          In addition, although some of our management team has worked together for approximately one year, there can be no assurance that we will be able to successfully execute all elements of our strategy.

Our industry is characterized by rapidly changing technology with continuous improvements in both computer hardware and software, and rapid obsolescence of current systems. If we do not respond effectively and on a timely basis to rapid technological change in our industry, we will not be able to effectively sell our services and our sales will materially adversely decline.

          We must continually buy new computer hardware and license new computer software systems to effectively compete in our industry. Our software delivery methodologies must be able to support changes in the underlying software applications that are delivered to our customers. The rapid development of new technologies increases the risk that current or new competitors could develop products or services that would reduce the competitiveness of our products or services. We rely on software providers to produce software applications that keep pace with our customers' demands.

          There is no assurance that we will successfully develop or adopt new technologies, introduce new services or enhance our existing services on a timely basis, or that new technologies, new services or enhancements we use or develop will achieve market acceptance. If we fail to address these developments, we will lose sales to our competitors, and our business, operating results and financial condition will be materially adversely affected.

Although our current operations include operating as a technology-focused company, our previous business activities included gaming, natural resource mining, and exploration. As a result, we may be exposed to unknown environmental and other liabilities that could require us to expand our financial resources and materially adversely affect our financial condition.

          The assets of a predecessor company were acquired by a publicly-traded company that was engaged, prior to August 1999, in gaming, and prior to 1993, in natural resource exploration and development, including mining, and oil and gas. We no longer own any mining, oil and gas, or gaming-related assets. The mining, mineral processing, and oil and gas industries are subject to extensive governmental regulations for the protection of the environment, including regulations relating to air and water quality, site reclamation, solid and hazardous waste handling and disposal and the promotion of occupational safety. We could be held responsible for any liabilities relating to our previous involvement in gaming, mining or oil and gas exploration and development, which liabilities would result in our spending our cash resources and could have a material adverse effect on our business, financial condition and results of operations.

Reliability Of Market Data

          Market data used within this report was obtained from internal sources and from industry publications. Such industry publications typically contain a statement to the effect that the information contained therein was obtained from sources considered to be reliable, but that the completeness and accuracy of such information is not guaranteed. While we believe that the market data presented herein is reliable, we have not independently verified such data. Similarly, market data supplied by internal sources, which we believe to be reliable, has not been verified by independent sources.

Third Party Reports and Press Releases

          We do not make financial forecasts or projections, nor do we endorse the financial forecasts or projections of third parties or comment on the accuracy of third party reports. We do not participate in the preparation of the reports or the estimates given by analysts. Analysts who issue financial reports are not privy to non-public financial information. Any purchase of our securities based on financial estimates provided by analysts or third parties is done entirely at the risk of the purchaser.

          We periodically issue press releases to update stockholders on new developments relating to Insynq and our business. These releases may contain certain statements of a forward-looking nature relating to future events or our future financial performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are intended to be covered by the safe harbors created thereby.

          Readers are cautioned that such statements are only predictions, and that actual events or results may materially differ with those statements. In evaluating such statements, readers should specifically review the various risk factors described herein, among others we identify in documents we file with the SEC, which could cause actual results to differ materially from those indicated by such forward-looking statements.

Risks Related to Our Industry

The failure of the Internet to grow or to remain a viable commercial medium could harm our growth.

          Our success depends in large part on the maintenance of the Internet infrastructure as a reliable network backbone that provides adequate speed, data capacity, and security. Our success also depends on the timely development of products, such as high-speed modems, that enable reliable Internet access and services. The Internet may continue to experience significant growth in the number of users, frequency of use and amount of data transmitted. The Internet infrastructure may not be able to support the demands placed on it and the performance or reliability of the Internet may be adversely affected by this continued growth. In addition, the Internet could lose its commercial viability if the number of people who use the Internet does not continue to grow. A number of factors, including unreliable service, unavailability of cost-effective, high-speed access to the Internet or concerns about security, could impede this growth. The infrastructure or complementary products and services necessary to maintain the Internet, as a viable commercial medium may not be developed, and, as a result, the Internet may not continue to be a viable commercial medium for us.

If the government adopts regulations that charge Internet access fees or impose taxes on subscriptions to our Web-based products, our operating expenses will increase.

          Currently there are few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted that address issues such as pricing and the characteristics of products and services. In addition, several connectivity companies have petitioned the Federal Communications Commission to regulate Internet and on-line service providers in a manner similar to long-distance telephone carriers and to impose access fees on them. This regulation, if imposed, could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel, obscenity and personal privacy are applicable to the Internet. Finally, state tax laws and regulations relating to the provision of products and services over the Internet are still developing. A few states have tried to impose taxes on products and services provided over the Internet. If additional states try to do so, our operating costs may increase and we may not be able to increase the price that we charge for our products to cover these costs. Any new laws or regulations or new interpretations of existing laws and regulations relating to the Internet could decrease the growth in the use of the Internet, decrease the demand for traffic on our Website, increase our operating expenses, or otherwise adversely affect our business.

Our industry is rapidly changing.

          Our industry is characterized by rapidly changing technology with continuous improvements in both computer hardware and software. If we do not respond effectively and on a timely basis to rapid technological change in our industry, we will not be able to effectively sell our services and our sales will materially decline. We must continually purchase new computer hardware and license new computer software systems to effectively compete in our industry. In addition, our software delivery methodologies must be able to support changes in the software applications that are delivered to our customers. The rapid development of new technologies increases the risk that current or new competitors could develop products or services that would reduce the competitiveness of our products or services. And moreover, we rely on software providers to produce software that keeps pace with our customers' demands.

          We may not successfully develop or adopt new technologies, introduce new services or enhance our existing services on a timely basis; in addition, new technologies, services, or enhancements we use may never achieve market acceptance. If we fail to address these developments, we will lose sales to our competitors and our business, operating results, and financial condition will be materially adversely affected.

Risks Related to Our Common Stock

Anti-takeover actions and/or provisions could prevent or delay a change in control.

          Provisions of our certificate of incorporation and bylaws and Delaware law may make it more difficult for a third party to acquire us, even if so doing would be beneficial to our stockholders. These include the following:

          . Our board of directors is authorized to issue of up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders, which may be used by the Board to create voting impediments or otherwise delay or prevent a change in control or to modify the rights of holders of our common stock;

          . Our board of directors is authorized to issue of up to 10,000,000 shares of class A common stock pursuant to which the holders of such stock are entitled to three (3) votes for each share held, on all matters submitted to stockholders, which voting power may be used by the holders of such stock to create voting impediments or otherwise delay or prevent a change in control or to modify the rights of holders of our common stock;

          . A prohibition on cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect directors;

          . Our articles of incorporation provide that Section 203 of the Delaware General Corporation Law, an anti-takeover law, will not apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale of other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associated, owns, or within three years prior, did own, 15% or more of our voting stock; and

          . Limitations on who may call annual and special meetings of stockholders.

Control by officers and directors could have an adverse effect on our stockholders.

          As of October 2, 2000, our directors, executive officers, and their affiliates beneficially owned approximately 62.2% of our outstanding common stock. John P. Gorst, our chairman of the board and chief executive officer, beneficially owns approximately 40.7% of our outstanding common stock and M. Carroll Benton, our chief administrative officer, secretary and treasurer beneficially owns approximately 25.3% of our outstanding common stock. As a result, these stockholders, acting together, have the ability to control substantially all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation, takeover or other business combination involving us, and to control our management and affairs. This may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could materially adversely affect the market price of our common stock.

The volatility of our stock price could adversely affect our stockholders.

          There currently is a public market for our common stock, but there is no assurance that there will always be such a market. The trading price of our common stock is highly volatile and could be subject to wide fluctuations in response to factors such as:

          .    Actual or anticipated variations in quarterly operating results;
          .    Announcements of technological innovations;

          .    New sales methodologies, contracts, products or services by us or our competitors;
          .    Changes in financial estimates by securities analysts;
          .    Announcements of significant acquisitions, strategic
               partnerships, joint ventures or capital commitments;
          .    Additions or departures of key personnel;
          .    Sales of common stock; or
          .    Other general economic or stock market conditions, many of which are beyond our control.

          In addition, the stock market in general, and the market for Internet-related and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stock have during the last year, been at or near unprecedented levels. There can be no assurance that these trading prices and price-to-earnings predictions will be repeated. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our operating performance. Historically, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. The institution of similar litigation against us could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations.

You should not expect to receive dividends from us.

          We currently do not anticipate paying any cash dividends on our common stock in the foreseeable future and we intend to retain our earnings, if any, to finance the expansion of our business and for general corporate purposes. Any payment of future dividends will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions, and other factors that our board of directors deems relevant.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
          ----------------------------------------------------------

          We have made forward-looking statements in this prospectus and in the documents incorporated by reference in this prospectus that are based upon the beliefs and assumptions of, and on information available to, management, and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations, capital resources and portfolio performance, and those statements preceded by, followed by or that include the words "may," "will," "could," "should," "believes," "expects," "plans," "seeks," intends," "estimates," "anticipates" or similar expressions, or by discussions of strategy, plans or intentions.

          You should not rely on forward-looking statements because they are subject to known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from those contemplated by the forward-looking statements. These include, but are not limited to, the following:


          . general economic and business conditions, both nationally and in our markets;

          .    assumed growth in usage of the Internet;

          .    assumed growth in the number of lawyers;

          . our expectations and estimates concerning future financial performance, financing plans and the impact of competition;

          .    the impact of Year 2000 problems;

          .    anticipated trends in our business;

          .    existing and future regulations affecting our business;.

          .    our acquisition opportunities; and

          . other risk factors set forth under "Risk Factors" in this prospectus.

          You are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date of this prospectus. We assume no obligation to update forward-looking statements.

                                  THE COMPANY

General

          We are a Delaware corporation that was formerly known as Xcel Management, Inc. We are a provider of Internet computer appliances, operating systems, computer/ Internet related telephony requirements and services, access to web services of all kinds, access to Internet marketing assistance and related equipment and services. We offer these as an integrated whole. In other words, we are an on-line provider of hardware and software in a hosted environment, together with related support services, on a rental, fee or sales basis. We target small and medium sized businesses and high-end home offices for the sale of hosted hardware and software and access to related services. We provide these products and services not in a retail setting, but by developing a customer subscriber base that adopts a cost effective on-line solution to building and maintaining an information technology system through the adoption of a "web-based" computing as an alternative to both local area networks (LAN's) and traditional client/server implementations. We attempt to concentrate on the small and medium sized business and high-end home office user ("SOHO") and market ourselves as an "Internet utility company" that can provide cost-effectively all of the computer software, hardware, telecommunication and Internet needs for those markets, on a subscription basis.

Corporate History

          We became a public company effective as of February 18, 2000 when we entered into an asset purchase agreement with Insynq, Inc. a closely-held Washington company. As a result of that transaction, Xcel Management, Inc. became fully-engaged in the business of Insynq. On August 3, 2000, Xcel completed a reincorporation merger whereby it merged with and into its wholly-owned subsidiary, Insynq, Inc., a Delaware company, thus changing its name to "Insynq, Inc."

What We Provide

          We are a provider of Internet computer appliances, operating systems, computer/ Internet related telephony requirements and services, access to web services of all kinds, access to Internet marketing assistance and related equipment and services. It offers these as an integrated whole. In other words, we are an on-line provider of hardware and software in a hosted environment, together with related support services, on a rental, fee or sales basis.

          We target small and medium sized businesses and high-end home offices for the sale of hosted hardware and software and access to related services. It provides these products and services not in a retail setting, but by developing a customer subscriber base that adopt a cost effective on-line solution to building and to maintain an information technology system through the adoption of a "web-based" computing as an alternative to both local area networks (LAN's) and traditional client/server implementations. We attempt to concentrate on the small and medium sized business and high-end home office user ("SOHO") and markets itself as an "Internet utility company" that can provide cost-effectively all of the computer software, hardware, telecommunication and Internet needs for those markets, on a subscription basis.

          The server-based computing model has already grown dramatically and has shown an outcropping of competitors to Insynq, Inc. We currently have several companies on line using our server-based computing services and have signed contracts with a number of additional companies to come on board in the next few months. In addition, we have letters of intent with several organizations.

          We believe our competency is providing products and services related to the Internet Utility Company paradigm. This entails IT outsourcing service, including telecommunications, hardware, software and maintenance services for small-to-medium companies and the high-end home office, also known by the term SOHO market. We believe we have gained credibility in the industry with strategic relationships such as Hewlett-Packard, Citrix Systems and Global Crossings. These companies have chosen to partner with us in various capacities that combines the hardware, software and telecommunications required to build a successful delivery mechanism.

The Company's Proprietary IQ Delivery System Network and Computing Utilities System

          Our Internet Utility service and the IQ delivery system ("IQ Delivery System") were originally developed by Interactive, a computer integration company located in Tacoma, Washington. The IQ Delivery System was purchased by Insynq-WA in September 1998, and was subsequently assumed by Xcel as part of the Asset Purchase Agreement in February 2000. The complete IQ Delivery System includes managed network and application services, and can span from a customer's keyboard to the Insynq data center (the "Insynq Data Center"). Insynq's CPE includes a simplified, diskless workstation or "Thin Client," and multi-function router, that we manage and maintain. The system can also include Internet-access services provided by Global Crossing or another provider. The final piece of the system is the Insynq Data Center, which is located at the Tacoma Technology Center, and is managed by us. This facility, with redundant power, bandwidth, and cooling, houses our HP server equipment and Cisco routers. While we recommend that customers use the full IQ Delivery System, they are free to choose which components they use.

          In the process of developing the IQ Delivery System, we believe we acquired valuable technological expertise. We have created new methodologies and produced proprietary hardware and software that we believe is essential to the configuration and effective management of Internet-based networks and outside deployment of shared software applications. Some of our key employees are certified as Microsoft Systems Engineers, Microsoft Certified Professionals, Certified Netware Administrators, Certified Citrix Administrators, Certified Netware Engineers and Certified Cisco Architects.

          To support Microsoft Corporation's ("Microsoft") Windows-based applications, the IQ Delivery System uses proprietary Citrix Systems, Inc. ("Citrix"), independent computer architecture ("ICA") protocol to increase end-user performance and reduce a customer's total cost of owning and maintaining computer hardware and software. Our technology requires a simple appliance at the client site that allows us to manage all hosted application processing functions. The centrally managed servers also house customers' data, provide storage and backup, file and directory security, and anti-virus protection.

          The IQ Delivery System receives and transmits information in the form of images rather than data, requiring less bandwidth than traditional client-server configurations. Customers may connect to the IQ Delivery System via a variety of carriers and connectivity technologies, including public access over the Internet or encryption, through private connections, or other available access methods. Properly scaled and provisioned connections, whether public or private, generally provide a quality end-user experience.

          A Thin Client is a type of simplified, diskless workstation. Internet browser-based Thin Client devices, also called Internet appliances ("Internet Appliances"), allow a user to interact with Internet content using only a monitor, keyboard, and a mouse. The Internet Appliance actually does very little since its functions are limited to sending user instructions to an outsourced provider. Using the IQ Delivery System, an Internet Appliance communicates the user's data-entry and retrieval commands to servers located at the Insynq Data Center, where all computing functions are performed. This is the user option recommended by us. Internet Appliances do not have disk or tape drives, which generally increases customer productivity by restricting users' ability to install extraneous software applications, such as computer games, or tamper with a computer's operating system. This access device imposes a singleness of purpose upon the operation, and improves manageability, simplicity, and reliability.

          The traditional workstation, utilizing a central processing unit ("CPU") and disk resources, constitutes the second type of customer configuration. These customers may need to use fully equipped workstations for certain individual seats that utilize non-Windows software applications or very specialized, complex applications such as computer aided design ("CAD") programs. This is not our recommended option because it does not free the customer from the technical problems and service costs associated with maintaining this type of configuration. Customers may choose to use existing workstations to connect to the IQ Delivery System, and can be accomplished by using a Citrix ICA software client and a standard network interface card ("NIC"). However, because this machine uses an operating system that Insynq does not manage, the workstation may be more susceptible to various failures.

          Once connected to the IQ Delivery System, users can acquire any of the following computer services.

          Virtual Office - We can establish a virtual office for a customer, allowing professionals, employers, employees, clients, and customers to utilize a wide variety of software applications and/or interact directly in a network environment. This office is always open, irrespective of the time of day or the user's location.

          Office Suite - Customers may select from one of three (3) Office Suites as part of the virtual desktop subscription. Customers may also select from a wide variety of fully supported Windows-based software. We serve some vertical virtual markets and in many cases incorporate specialized software for these customers. We regularly test new applications and make them available to our customers. If a customer wishes to use Windows-based software that is not already offered for use with our service, we may test, and subsequently configure, load, and maintain compatible applications for an additional monthly fee.

          Internet Connection - We may provide customers with connectivity to the Internet at a discounted rate as part of our service.

          Web Site Hosting - For an additional fee, we may put the customer's Internet Web site on an Insynq server and host the site for them. Further, we can assist the customer in performing Web site changes and updates.

          Data Back-up and Storage - The IQ Delivery System provides daily automatic backup of customer data on high-speed tape and logs the backups. Upon request, a customer can receive their backup data and related backup logs. On average we provide one (1) gigabyte of data storage with each business subscription. For larger customers, we tailor storage requirements to the customers' needs and price it accordingly.

          Security - Our IQ Delivery System generally raises the level of a customer's computer security in several ways. First, our servers are located in biometrically secured rooms, with keycard access. Second, customers utilizing Thin Client technology additionally prevent unauthorized disk installation and installation of extraneous software, both of which can introduce computer corruptions and viruses. Third, access to customer data is restricted through the use of secured application servers located at the Insynq Data Center, which is protected by firewall filters and Internet protocol ("IP") based networking rules. Last, customer data is rarely transmitted; transmissions between the customer's site and the servers located in the Insynq Data Center generally occur in the form of indecipherable, encrypted images.

          Redundancy - Our IQ Delivery System secures customer data on redundant disk arrays with ready spare disk drives. We make a best effort to assure application redundancy so that if one server fails, we can reroute customers to similar servers, thereby minimizing customer downtime.

          We currently have strategic relationships with companies such as Hewlett-packard, Citrix Systems and Frontier Communications. We also have several companies on line using our server-based computing services and have signed contracts with a number of additional companies to come on board in the next few months. There can be no assurance that we will consummate any of these contracts.

          Our principal executive offices are located at 1101 Broadway Plaza, Tacoma, Washington, 98402. Our telephone number at that location is
(253) 284-2000. Our web site is www.insynq.com.

                                USE OF PROCEEDS

          The shares of common stock offered by this reoffer prospectus are being registered for the account of the Selling Stockholder, and we will not receive any proceeds from the sale of common stock by the Selling Stockholder.

                              SELLING STOCKHOLDER

          The common stock offered by this prospectus has been acquired by the Selling Stockholder pursuant to an employment agreement with DJ Johnson, which is incorporated by reference into the registration statement of which this prospectus is a part. The Selling Stockholder will receive all of the net proceeds from the sale of their respective shares of common stock.

          The following table sets forth information regarding shares of our common stock beneficially owned by the Selling Stockholder as of October 2, 2000. Since the Selling Stockholder may sell all, some or none of his shares, no estimate can be made of the total number of shares that are to be offered by the Selling Stockholder under this prospectus or that will be beneficially owned by the Selling Stockholder upon the completion of the offering to which this prospectus relates.

                                              Number of Shares of         Maximum Number of
                                                  Common Stock         Shares of Common Stock
            Name                               Beneficially Owned          Offered Hereby
            ----                               ------------------          --------------
          DJ Johnson                                 190,000                    190,000


                             PLAN OF DISTRIBUTION

          The Company is registering the Shares on behalf of the Selling Stockholder. As used herein, "Selling Stockholder" includes donees and pledgees selling shares received from the named Selling Stockholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Shares will be borne by the Selling Stockholder. Sales of Shares may be effected by the Selling Stockholder from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Shares, through short sales of Shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Stockholder has advised the Company that he has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of his securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of Shares by the Selling Stockholder.

          The Selling Stockholder may effect such transactions by selling Shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Stockholder and/or the purchasers of Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

          The Selling Stockholder and any broker-dealers that act in connection with the sale of Shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Selling Stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

          Because the Selling Stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholder will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholder also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conforms to the requirements of such Rule. Upon the Company being notified by the Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the Company being notified by the Selling Stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

          As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation contains a provision eliminating the monetary liability of a director for breach of fiduciary duty, subject to certain exceptions. The provision does not eliminate a director's liability for (i) breaches of the director's duty of loyalty to the Company or its shareholders,
(ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Furthermore, the provision does not limit equitable remedies, such as an injunction or rescission for breach of a director's fiduciary duty of care.

          The Delaware General Corporation Law permits, and in some cases requires, a corporation to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.

          Article IX of the Company's Bylaws provides for indemnification of and advancement of expenses to directors, officers, employees, and agents to the fullest extent authorized or permitted by the Delaware General Corporation Law.

          The Company has in force an officers' and directors' liability insurance policy insuring, up to specified amounts and with specified exceptions, directors and officers and former directors and officers of the Company and its subsidiaries against damages, judgments, settlements and costs for which they are not indemnified by the Company that any such persons may become legally obligated to pay on account of claims made against them for any error, misstatement or misleading statement, act or omission, or neglect or breach of duty committed, attempted or allegedly committed or attempted by such persons in the discharge of their duties to the Company in their capacities as directors or officers, or any matter claimed against them solely by reason of their serving in such capacities.

          Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                    EXPERTS

          Our audited financial statements included in our Annual Report on Form 10-KSB for the year ended May 31, 2000 have been audited by G. Brad Beckstead, CPA, independent auditor, as indicated in the report included therein. Such consolidated financial statements are incorporated herein by reference in reliance upon the authority of G. Brad Beckstead, CPA, as an expert in giving said report.

                                 LEGAL MATTERS

          Particular legal matters, including the legality of the shares of common stock offered hereby, will be passed upon by Locke Liddell & Sapp LLP, Dallas, Texas.

                      WHERE YOU CAN FIND MORE INFORMATION

          We have filed a registration statement of which this prospectus forms a part. The registration statement, including the attached exhibits and schedules, contain additional relevant information about us. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described below.

          In addition, we have filed reports and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any of this information at the following locations of the SEC:

           Public Reference Room                New York Regional Office                Chicago Regional Office
          450 Fifth Street, N.W.                  7 World Trade Center                      Citicorp Center
                 Room 1024                             Suite 1300                       500 West Madison Street
          Washington, D.C.  20549               New York, New York 10048                      Suite 1400

          You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

          The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, like ourselves, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for our documents filed under the Securities Exchange Act of 1934 is 000-22814.

Our web site address is http://www.insynq.com. Our common stock is quoted on the over-the-counter bulletin board under the symbol "ISNQ."

                    INCORPORATION OF DOCUMENTS BY REFERENCE

          The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering of shares of our common stock. The documents we are incorporating by reference are:

          (a) Our Annual Report on Form 10-KSB, including any amendments thereto, for the fiscal year ended May 31, 2000;

          (b) Our Quarterly Reports on Form 10-QSB, including any amendments thereto, for the quarters ended August 31, 1999 November 30, 1999 and February 29, 2000;

          (c) Our Current Reports on Form 8-K, including any amendments thereto, filed on March 3, 2000, April 6, 2000, June 29, 2000, August 17, 2000 and September 27, 2000; and

          (d) The description of the Company's Common Stock contained in the Company's Form S-1/A Registration Statement dated December 3, 1993 and filed with the Securities and Exchange Commission (the "Commission"), including any amendments or reports filed for the purposes of updating such description.

          You may request a copy of these filings at no cost by writing or telephoning M. Carroll Benton at:

                              Insynq, Inc.
                              1101 Broadway Plaza
                              Tacoma, Washington 98402
                              Telephone Number: (253) 284-2000

                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

          The documents set forth below are hereby incorporated by reference in this Registration Statement. All documents subsequently filed by Insynq, Inc. (the "Company") pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as such statement is so modified or superceded.

          (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended May 31, 2000.

          (2) The Company's Quarterly Reports on Form 10-QSB for the quarters ended August 31, 1999, November 30, 1999 and February 29, 2000, as amended.

          (3) The Company's Current Reports on Form 8-K dated March 3, 2000, April 6, 2000, June 29, 2000, August 17, 2000 and September 27, 2000, as amended.

          (4) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above.

          (5) The description of the Company's Common Stock contained in the Company's Form S-1/A Registration Statement dated December 3, 1993 and filed with the Securities and Exchange Commission (the "Commission"), including any amendments or reports filed for the purposes of updating such description.

ITEM 4.  DESCRIPTION OF SECURITIES.

          Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

          Not applicable

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          As permitted by the Delaware General Corporation Law, the Company's Certificate of Incorporation contains a provision eliminating the monetary liability of a director for breach of fiduciary duty, subject to certain exceptions. The provision does not eliminate a director's liability for (i) breaches of the director's duty of loyalty to the Company or its shareholders,
(ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Furthermore, the provision does not limit equitable remedies, such as an injunction or rescission for breach of a director's fiduciary duty of care.

          The Delaware General Corporation Law permits, and in some cases requires, a corporation to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.

          Article IX of the Company's Amended and Restated Bylaws provides for indemnification of and advancement of expenses to directors, officers, employees, and agents to the fullest extent authorized or permitted by the Delaware General Corporation Law.

          The Company has in force an officers' and directors' liability insurance policy insuring, up to specified amounts and with specified exceptions, directors and officers and former directors and officers of the Company and its subsidiaries against damages, judgments, settlements and costs for which they are not indemnified by the Company that any such persons may become legally obligated to pay on account of claims made against them for any error, misstatement or misleading statement, act or omission, or neglect or breach of duty committed, attempted or allegedly committed or attempted by such persons in the discharge of their duties to the Company in their capacities as directors or officers, or any matter claimed against them solely by reason of their serving in such capacities. The officers' and directors' liability insurance policy also insures the Company, up to specified amounts and with specified exceptions, against any indemnification payments made by the Company to directors and officers and former directors and officers.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

          All shares of common stock issued under the Employment Agreement were issued pursuant to an Employee Long Term Incentive Plan which is registered on a Form S-8.

ITEM 8.  EXHIBITS.

Exhibit No.    Description
-----------    -----------
5.1*           Opinion of Locke Liddell & Sapp LLP.
23.1*          Consent of G. Brad Beckstead CPA for Financial Statements for the
               years ended May 31, 1999 and May 31, 2000.
23.2*          Consent of Locke Liddell & Sapp LLP (included in opinion filed as
               Exhibit 5.1).
24.1*          Power of Attorney (included on the signature page of this
               Registration Statement).
99.1           Employment Agreement dated February 20, 2000 between Xcel
               Management, Inc. and DJ Johnson (incorporated by reference to
               Exhibit 10.12 to the Company's Annual Report on Form 10-KSB filed
               September 13, 2000).

______________
*      Filed herewith.

ITEM 9.  UNDERTAKINGS.

          (a)  The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John P. Gorst as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, in any and all capacities, any or all amendments (including post-effective amendments) to this Registration Statement now or hereafter filed by or on behalf of Insynq, Inc. (the "Company") covering securities issued or issuable under or in connection with the Employment Agreement (as now or hereafter amended) and to file the same, with all exhibits thereto, and other documents required in connection therewith, with the Securities and Exchange Commission and any state or other securities authority, granting unto said attorneys-in-fact and agents, and each of them or any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them or any one of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                  SIGNATURES

          Pursuant to the requirements of the Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on the 10th day of October, 2000.

                                             INSYNQ, INC.


                                        By: /s/ John P. Gorst
                                           ------------------------------
                                                John P. Gorst
                                                Chairman of the Board and
                                                Chief Executive Officer

          Pursuant to the requirements of the Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title
---------                          -----

/s/ John P. Gorst                  Chairman of the Board, Chief Executive
------------------------           Officer and Director
John P. Gorst


/s/ M. Carroll Benton              Director, Secretary and Treasurer
------------------------
M. Carroll Benton


/s/ David D. Selmon                Director
------------------------
David D. Selmon


/s/ Stephen C. Smith               Chief Financial Officer
------------------------
Stephen C. Smith